Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Signet Group plc

We consent to the incorporation by reference in the registration statements (No. 333-134192, 333-12304, 333-09634, and 333-08764) on Form S-8 of Signet Group plc of our reports dated 18 April 2007, with respect to the consolidated balance sheets of Signet Group plc and subsidiaries as of 3 February 2007 and 28 January 2006, and the related consolidated income statements, consolidated cash flow statements and consolidated statement of recognised income and expense for the 53 week period ended 3 February 2007 and the 52 week periods ended 28 January 2006 and 29 January 2005, management’s assessment of the effectiveness of internal control over financial reporting as of 3 February 2007 and the effectiveness of internal control over financial reporting as of 3 February 2007, which reports appear in the Annual Report on Form 20-F of Signet Group plc for the 53 weeks ended 3 February 2007.

Our report refers to a change in the method of accounting for certain financial instruments with effect from 30 January 2005, upon the adoption of International Accounting Standards 32 and 39.

/s/ KPMG Audit Plc

KPMG Audit Plc

London, England

May 4, 2007